Contact:  Michael N. Kilpatric
          610-727-7118
          mkilpatric@amerisource.com

                          AMERISOURCE REPORTS RECORD
                REVENUES AND EARNINGS FOR FISCAL THIRD QUARTER;
 OPERATING REVENUE UP OVER 20 PERCENT, NET INCOME UP 25 PERCENT, EPS HITS $.57

VALLEY FORGE, PA, JULY 25, 2001 -- AmeriSource Health Corporation (NYSE:AAS) today reported record results for its fiscal third quarter and nine months ended June 30, 2001. Operating revenue increased more than 20 percent in the third quarter to a record $3.5 billion compared to $2.9 billion for the same period last year. Net income for the quarter was up 25 percent to $31.5 million, also a third-quarter record. Net income for same quarter last year was $25.1 million, which included the positive after tax impact of $0.7 million for the reversal of restructuring reserves. Fiscal third quarter 2001 earnings per diluted share were $.57 compared to $.48 per diluted share in the prior year. Without the restructuring reversal last year, earnings per diluted share for the third quarter of fiscal 2001 increased 21 percent over the previous year's $.47 per diluted share.

     For the first nine months of fiscal 2001, operating revenue increased 20 percent to a record $10.3 billion compared to $8.6 billion in the prior year period. In the nine-month period, net income increased 26 percent to $89.2 million from $71.0 million for the same period last year, and earnings per diluted share were $1.64, 20 percent ahead of the $1.37 per diluted share earned in the first nine months of the prior year. Excluding the restructuring reversal in the third quarter of last year, net income and earnings per diluted share for the fiscal 2001 nine-month period increased 27 percent and 21 percent, respectively. The following discussions of the third quarter and nine months results do not include the impact of the reversal of the restructuring reserve in fiscal year 2000.

     R. David Yost, AmeriSource Chairman and Chief Executive Officer, said, "This was another terrific, record-setting quarter and year-to-date performance for

AmeriSource, with superb revenue growth, notably lower expenses, outstanding return on committed capital, and record earnings per share for a June quarter. Each region and customer group contributed to revenue growth that was well ahead of our 15 percent long-range goal, reflecting the dedication and strong efforts of our associates at all levels. Total operating expenses as a percentage of operating revenue were again below our 2.50 percent goal for the year, and ROCC increased to 26.4 percent. Earnings per share continued to show strong year-over-year growth in line with our long-term goal of 20 percent.

     "Our continuing solid performance is anchored in our ability to grow our current account base and capture new business, while achieving our profitability goals. It also reflects the strength of the pharmaceuticals marketplace, where the favorable demographics of an aging U.S. population continue to drive growth more than general economic conditions. Overall pharmaceutical sales are projected to increase at a compound annual growth rate of 13.8 percent over the next five years, according to IMS Health, a leading healthcare data service.

     "As we have mentioned before, our exceptional customer service, executed at the distribution center level, is the key to our strong revenue growth. We also continued to deliver on productivity improvement, both through the implementation of cost reduction programs and by holding down costs while growing revenue."

     Commenting on specifics of the quarter, Kurt J. Hilzinger, AmeriSource President and Chief Operating Officer, said, "Our Health Systems group, which leads the acute-care market, continued to build revenue momentum this quarter, as we experienced the full impact of the $500 million in annualized, incremental business from Novation, a major hospital group purchasing organization. The fast-growing Alternate Site group added new accounts, large and small, to our growing base.

     "Our Chain Drugstore and Independent Community Pharmacy customer groups continued to contribute to our revenue growth for the quarter. The strong performance of new accounts, such as the recently signed Familymeds Group, Inc., a multi-channel pharmacy retailer which will deliver more than $200 million in annualized revenue, continues to expand our chain drugstore business. Our independent community pharmacy customers are driving same store growth at a double-digit rate, and continue to be an integral part of our business.

     "Our ongoing financial discipline and the centralization initiatives completed last year continued to contribute to high levels of procurement performance, expense control and capital productivity."

     For the third quarter of fiscal 2001, the Company's gross margin as a percentage of operating revenue was 4.12 percent versus 4.44 percent in the prior year. This expected year-to-year decline in gross margin primarily reflects a shift in customer mix and a competitive marketplace. The Company's customer mix in the current quarter was 54 percent institutional, which encompasses Health Systems and Alternate Site customer groups, and 46 percent retail, including Independent Community Pharmacies and Chain Drugstores. In the same period last year, the customer mix was 51 percent institutional and 49 percent retail.

     Total operating expenses as a percentage of operating revenue declined 39 basis points to a record low 2.41 percent in the third quarter of fiscal 2001 from 2.80 percent a year ago. For the comparable nine-month periods, the ratio declined 28 basis points to a record 2.47 percent in fiscal 2001 from 2.75 percent last year. This reduction, which was accomplished despite $0.9 million in merger integration costs, was driven by the shift in customer mix, efficiencies of scale, and cost reductions aided by the centralization efforts.

     The Company's operating income advanced 26 percent to $60.2 million in the third quarter of fiscal year 2001 from $47.8 million for the same quarter last year. For the fiscal third quarter, operating margin as a percentage of operating revenue, improved to 1.71 percent compared to 1.64 percent for the prior year period.

     Interest expense was down 12 percent to $7.4 million, reflecting the net impact of higher average levels of debt, more than offset by lower borrowing spreads and rates, as well as the effect of the Company's $300 million of fixed-rate convertible notes issued in mid-December of last year.

Merger Update

     AmeriSource continues to move forward under its agreement, announced March 19, 2001, to combine with Bergen Brunswig Corporation to create a new company, called

AmerisourceBergen Corporation. It expects to complete the merger by the end of August 2001, following shareholder votes and Federal Trade Commission review.

     In connection with the Federal Trade Commission's review of the merger, AmeriSource expects to certify compliance with the Commission's request for additional information shortly. While the Company has filed all documents and information for this "second request," it has delayed certification at the request of the FTC staff. Certification starts the FTC's 30-day review period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. After the review, the merger may proceed if there is no objection from the Commission.

     "We are continuing our integration planning activities, even as each company remains focused on its business," said Mr. Yost. "This combination of two strong, service-oriented companies boosts our confidence that we can achieve a long-term earnings per share growth objective of 20 percent for our shareholders."

About AmeriSource

     AmeriSource Health Corporation, with approximately $14 billion in annualized operating revenue, is a leading distributor of pharmaceutical and related healthcare products and services, and the industry's largest provider of pharmaceuticals to the acute care/health systems market. Headquartered in Valley Forge, PA, the Company serves its base of about 15,000 customer accounts through a national network of more than 22 strategically located distribution facilities. For news and additional information about the company, visit its web site at www.amerisource.com
            -------------------

     Certain information contained in this press release includes forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act) that reflect the Company's current views with respect to future events and financial performance. Certain factors such as competitive pressures, success of restructuring and system initiatives, market interest rates, regulatory changes, continued industry consolidation, changes in customer mix, changes in pharmaceutical manufacturers' pricing and distribution policies, the loss of one or more key customer or supplier relationships and other matters contained in the Company's 10-K for fiscal year 2000 and other public documents could cause actual results to differ materially from those in the forward-looking statements. The company assumes no obligation to update the matters discussed in this press release.

Additional Information About The Merger
---------------------------------------

In connection with their proposed merger, AmerisourceBergen, together with AmeriSource and Bergen Brunswig, filed a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by AmerisourceBergen (as well as by AmeriSource and Bergen Brunswig) at the SEC's web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained for free from AmeriSource or from Bergen Brunswig by directing such request to AmeriSource Health Corporation, General Counsel, 1300 Morris Drive, Suite 100, Chesterbrook, Pennsylvania 19087-5594, telephone: (610) 727-7000; or to Bergen Brunswig Corporation, Attention: Corporate Secretary, 4000 Metropolitan Drive, Orange, California 92868-3510, Telephone: (714) 385-4000. AmeriSource and Bergen Brunswig and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed merger. Information concerning AmeriSource's participants in the solicitation is set forth in AmeriSource's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2001, and information concerning Bergen Brunswig's participants in the solicitation is set forth in Bergen Brunswig's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2001.


                                      ###

                        AMERISOURCE HEALTH CORPORATION
                               FINANCIAL SUMMARY
                     (In thousands, except per share data)
                                  (Unaudited)

                                                             Three                         Three
                                                          Months Ended       % of       Months Ended     % of
                                                            June 30        Operating      June 30      Operating        %
                                                              2001          Revenue         2000        Revenue       Change
                                                          ------------   ------------  -------------  -----------  ------------
Revenue:
     Operating revenue                                     $3,518,852       100.00%      $2,921,424     100.00%        20%
     Bulk deliveries to customer warehouses                        77                        10,282
                                                          ------------                  ------------
Total revenue                                               3,518,929                     2,931,706

Cost of goods sold:
     Operating cost of goods sold                           3,373,913        95.88%       2,791,794      95.56%        21%
     Cost of goods sold - bulk deliveries                          77                        10,282
                                                          ------------                  ------------
Total cost of goods sold                                    3,373,990                     2,802,076
                                                          ------------                  ------------

Gross profit                                                  144,939         4.12%         129,630       4.44%        12%

Operating expenses:
    Selling and administrative                                 79,638         2.26%          77,944       2.67%         2%
    Depreciation and amortization                               4,205         0.12%           3,910       0.13%         8%
    Facility consolidations and employee severance                  0         0.00%         (1,123)      -0.04%      -100%
    Merger costs                                                  903         0.03%               0       0.00%        N/A
                                                          ------------                  ------------

Operating income                                               60,193         1.71%          48,899       1.67%        23%

Equity in net loss of unconsolidated affiliate                  2,006         0.06%               0       0.00%        N/A

Interest expense                                                7,361         0.21%           8,383       0.29%       -12%
                                                          ------------                  ------------

Income before taxes                                            50,826         1.44%          40,516       1.39%        25%

Taxes on income                                                19,320         0.55%          15,396       0.53%        25%
                                                          ------------                  ------------

Net income                                                 $   31,506         0.90%     $    25,120       0.86%        25%
                                                          ============                  ============

Earnings per share:
   Basic                                                   $     0.60                   $      0.49
   Assuming dilution                                       $     0.57                   $      0.48

Weighted average common shares outstanding:
   Basic                                                       52,912                        51,583
   Assuming dilution                                           59,578                        52,086

(a) Note - earnings per share assuming dilution before the special item was $0.47 for the three months ended June 30, 2000.

                        AMERISOURCE HEALTH CORPORATION
                               FINANCIAL SUMMARY
                     (In thousands, except per share data)
                                  (Unaudited)

                                                                   Nine                        Nine
                                                               Months Ended      % of      Months Ended      % of
                                                                  June 30      Operating     June 30       Operating      %
                                                                   2001         Revenue        2000         Revenue     Change
                                                               ------------    ------------  ------------  ----------  --------
Revenue:
       Operating revenue                                       $10,306,288       100.00%      $8,582,219     100.00%      20%
       Bulk deliveries to customer warehouses                          834                        31,072
                                                               ------------                  ------------
Total revenue                                                   10,307,122                     8,613,291

Cost of goods sold:
       Operating cost of goods sold                              9,872,747        95.79%       8,201,256      95.56%      20%
       Cost of goods sold - bulk deliveries                            834                        31,072
                                                               ------------                  ------------
Total cost of goods sold                                         9,873,581                     8,232,328
                                                               ------------                  ------------

Gross profit                                                       433,541         4.21%         380,963       4.44%      14%

Operating expenses:
       Selling and administrative                                  241,745         2.35%         224,512       2.62%       8%
       Depreciation and amortization                                12,380         0.12%          11,826       0.14%       5%
       Facility consolidations and employee severance                    0         0.00%          (1,123)     -0.01%    -100%
       Merger costs                                                    903         0.01%               0       0.00%      N/A
                                                               ------------                  ------------

Operating income                                                   178,513         1.73%         145,748       1.70%      22%

Equity in net loss of unconsolidated affiliate                       4,581         0.04%               0       0.00%      N/A

Interest expense                                                    30,030         0.29%          31,203       0.36%      -4%
                                                               ------------                  ------------

Income before taxes                                                143,902         1.40%         114,545       1.33%      26%

Taxes on income                                                     54,689         0.53%          43,527       0.51%      26%
                                                               ------------                  ------------

Net income                                                     $    89,213         0.87%      $   71,018       0.83%      26%
                                                               ============                  ============


Earnings per share:
       Basic                                                   $      1.69                    $     1.38
       Assuming dilution                                       $      1.64                    $     1.37

Weighted average common shares outstanding:
       Basic                                                        52,656                        51,414
       Assuming dilution                                            57,819                        51,770

(a) Note - earnings per share assuming dilution before the special item was $1.36 for the nine months ended June 30, 2000.

                        AMERISOURCE HEALTH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)




                              ASSETS                                         (unaudited)
                                                                               June 30       September 30,    Increase
                                                                                 2001            2000        (Decrease)
                                                                             --------------   ------------  ----------
Current assets:
         Cash and cash equivalents                                                 $94,298       $120,818    ($26,520)
         Accounts  receivable, less allowance for doubtful accounts                677,180        623,961       53,219
         Merchandise inventories                                                 1,955,385      1,570,504     384,881
         Prepaid expenses and other                                                  4,266          5,336     (1,070)
                                                                             --------------   ------------  ----------
                   Total current assets                                          2,731,129      2,320,619     410,510

Property and equipment, net                                                         71,009         64,962       6,047

Other assets, less accumulated amortization                                         85,806         72,986      12,820
                                                                             --------------   ------------  ----------

                   Total assets                                                 $2,887,944     $2,458,567    $429,377
                                                                             ==============   ============  ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Accounts payable                                                       $1,639,876     $1,584,133     $55,743
         Accrued expenses and other                                                 56,704         49,398       7,306
         Accrued income taxes                                                       20,163         12,284       7,879
         Deferred income taxes                                                     117,092        105,654      11,438
                                                                             --------------   ------------  ----------
                   Total current liabilities                                     1,833,835      1,751,469      82,366

Long-term debt:
         Revolving credit facility                                                  80,890         20,000      60,890
         Receivables securitization financing                                      260,000        385,000   (125,000)
         Convertible subordinated notes                                            300,000              0     300,000
         Other debt                                                                     44          8,217     (8,173)

Other liabilities                                                                   10,250         11,587     (1,337)

Stockholders' equity:
         Common stock and capital in excess of par value                           315,550        284,132      31,418
         Retained earnings                                                          93,595          4,382      89,213
         Cost of common stock in treasury                                          (6,220)        (6,220)           0
                                                                             --------------   ------------  ----------
                   Total stockholders' equity                                      402,925        282,294     120,631
                                                                             --------------   ------------  ----------

                   Total liabilities and stockholders' equity                   $2,887,944     $2,458,567    $429,377
                                                                             ==============   ============  ==========

                        AMERISOURCE HEALTH CORPORATION
                              EARNINGS PER SHARE
                     (In thousands, except per share data)
                                  (unaudited)

Earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Earnings per share-assuming dilution is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the fiscal 2001 calculations consider the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income available to common stockholders.

                                                                      Three months ended           Nine months ended
                                                                           June 30,                     June 30,
                                                              -------------------------------- --------------------------
                                                                   2001               2000          2001          2000
                                                              --------------     ------------- --------------  ----------
Net income                                                          $31,506           $25,120        $89,213     $71,018
Interest expense - convertible subordinated notes, net of
 income taxes                                                         2,513                 -          5,599           -
                                                              --------------     ------------- --------------  ----------
Income available to common stockholders                             $34,019           $25,120        $94,812     $71,018
                                                              ==============     ============= ==============  ==========

Weighted average number of shares of common stock outstanding        52,912            51,583         52,656      51,414
Effect of dilutive securities:
       Stock options                                                  1,002               503            993         356
       Convertible subordinated notes                                 5,664                 -          4,170           -
                                                              --------------     ------------- --------------  ----------
Weighted average number of shares of common stock and
       dilutive potential common stock                               59,578            52,086         57,819      51,770
                                                              ==============     ============= ==============  ==========

Earnings per share
       Basic                                                        $  0.60           $  0.49        $  1.69     $  1.38
       Assuming dilution (a)                                        $  0.57           $  0.48        $  1.64     $  1.37

(a) Note - earnings per share assuming dilution before the special item was $0.47 and $1.36 for the three and nine months ended June 30, 2000.